Exhibit 10.17

On Osprey Partners' Letterhead

INVESTOR RELATIONS AGREEMENT

Amendment 1 (Effective September 17, 2002)

The following sets forth the terms of "Amendment 1" to the Investor Relations Agreement between OSPREY PARTNERS ("Osprey") and Unity Wireless Corporation ("UTYW" or the "Company") which was originally entered into by the parties on April 10, 2002.

In consideration for Osprey's continued services on the Company's behalf, Osprey and the Company hereby agree that for the twelve (12) months starting October 1, 2002, Osprey's compensation for services shall be as follows:

Cash Fee: The Company shall pay Osprey a retainer amount of $2,500 per month under this Amendment to the Investor Relations Agreement, with the first such retainer payment to be due and payable on October 1, 2002, and subsequent retainer payments to be paid on the 1st day of each monthly thereafter.

Option Fee: In addition to the stock option granted to Osprey under the base Investor Relations Agreement that became effective on April 10, 2002, the Company shall issue to Osprey an additional stock option to purchase up to 100,000 shares of its common stock, at an exercise price of $0.20 per share.

Vesting of Stock Option (Warrants): This stock option shall vest monthly, with the first 8,333 warrants to vest on October 1, 2002, but any exercise of vested shares underlying this stock option shall be permitted no more frequently then on a quarterly basis over one year. This stock option shall be evidenced by a formal stock option agreement to be drawn up by the Company and issued to Osprey Partners on a timely basis.

Term: The term of this Amendment, and thus the base Investor Relations Agreement, shall continue for a period of one year from that date of this Amendment (the "Engagement Period"). If the Company and Osprey desire to extend the relationship, the parties will enter into a new agreement.

All the terms and conditions from the original April 10, 2002 agreement apply.

If the foregoing correctly sets forth our agreement, I would appreciate your signing a copy of this Agreement in the space provided and returning it by FAX to Osprey.

Understood and agreed to:

Unity Wireless Corporation

By: /s/ Ilan Kenig
Signature

Date: September 20, 2002

OSPREY PARTNERS

By: /s/ signed
Signature

Date: September 20, 2002